Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the stock options granted by SMART Storage Systems (Global Holdings), Inc. under its 2011 Share Incentive Plan and assumed by SanDisk Corporation of our reports dated February 19, 2013, with respect to the consolidated financial statements of SanDisk Corporation and the effectiveness of internal control over financial reporting of SanDisk Corporation included in its Annual Report (Form 10-K) for the year ended December 30, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
October 18, 2013